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| FORM 3 |                                      /        OMB APPROVAL          /
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                                                / OMB Number:        3235-0104 /
                                                / Expires:    October 31, 2001 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Apple                         C.                            Chris
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        (Last)                      (First)                        (Middle)

        5617 Northbrook Dr.
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                                   (Street)

        Plano                         TX                              75093
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        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)            Jan. 29, 2002
                                                                  --------------
3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol   AMXC
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
        Director    X  Officer                 10% Owner        Other
    ---            ---                     ---              ---
                        (give title below)                       (specify below)
        VP of Corporate Dev.
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint Group Filing (Check Applicable Line)
     X  Form Filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained are not required to respond unless the form displays a currently valid OMB Number.

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
                               Dec. 3    Dec. 2
Stock Options                   2002      2011       Common Stock         60,000       $2.55                 D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

Options become exercisable in annual increments of 1/3 of the shares each beginning on Dec. 3, 2002, the first anniversary of the grant.

                               /s/ C. Chris Apple                   2/7/02
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained are not required to respond unless the form displays a currently valid OMB Number.